Exhibit 10.3
Execution Version
PURCHASE AND SALE AGREEMENT
dated as of November 4, 2011
between
THE VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,
as Originators
and
VWR RECEIVABLES FUNDING, LLC

i

ii

SCHEDULES

Schedule I	List of the Originators
Schedule II	Actions and Proceedings
Schedule III	State of Organization of the Originators
Schedule IV	Location of Books and Records of the Originators
Schedule V	Trade Names
EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Company Note
Exhibit C	Form of Joinder Agreement

iii

This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 4, 2011 is entered into between THE VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (each an “Originator”, and collectively, the “Originators”), and VWR RECEIVABLES FUNDING, LLC, a Delaware limited liability company (the “Company”).
BACKGROUND:
1. The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by VWR;
2. The Originators generate Receivables in the ordinary course of their business;
3. The Originators wish to sell Receivables to the Company, and the Company is willing to purchase Receivables from the Originators, on the terms and subject to the conditions set forth herein; and
4. The Originators and the Company intend this transaction to be a true sale of Receivables by the Originators to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be a loan from the Company to the Originators.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, VWR International, LLC (individually, “VWR”), as Servicer (in such capacity, the “Servicer”), the various Conduit Purchasers from time to time party thereto, the various Related Committed Purchasers from time to time party thereto, the various Purchaser Agents from time to time party thereto, the various LC Participants from time to time party thereto, and PNC Bank, National Association, as Administrator and LC Bank. The usage of terms and provisions set forth in Item 2 of such Exhibit I shall apply hereto as though set forth herein in their entirety. All references herein to months are to calendar months unless otherwise expressly indicated.

ARTICLE I
AGREEMENT TO PURCHASE AND SELL
SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator agrees to sell to the Company, and the Company agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:
(a) each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on August 31, 2011 (the “Cut-off Date”);
(b) each Receivable generated by such Originator after the Cut-off Date to, but excluding, the Purchase and Sale Termination Date;
(c) all rights to, but not the obligations of, such Originator under all Related Security with respect to any of the foregoing Receivables;
(d) all monies due or to become due to such Originator with respect to any of the foregoing;
(e) all books and records of such Originator to the extent related to the Receivables, together with all rights (but not obligations) of such Originator under the Contracts relating to the Receivables to which such Originator is a party;
(f) all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-off Date, including, without limitation, all funds which either are received by such Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables); and
(g) all right, title and interest (but not obligations) in and to the Lock-Box Accounts, into which any Collections or other proceeds (as defined in the UCC) with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds.
All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of such Originator set forth in this Agreement and each other Transaction Document. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.
(a) Closing Date Purchases. Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator at the Cut-off Date, (ii) all Receivables created by such Originator after the Cut-off Date, to and including, the Closing Date, and (iii) all Related Rights with respect thereto automatically shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company on the Closing Date.
(b) Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.
SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators in accordance with Article III and to reflect all capital contributions in accordance with Section 3.1 and Section 3.2.
SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date immediately following the day on which the Originators shall have given written notice to the Company and the Administrator at or prior to 10:00 a.m. (New York City time) that the Originators desire to terminate this Agreement.
SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of any Receivables and Related Rights, including, without limitation, all Receivables, if any, constituting “general intangibles” (as defined in the UCC), and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. The parties acknowledge that certain terms used under Article 9 of the UCC as enacted in the State of New York and any other applicable jurisdiction (without distinguishing the applicable jurisdiction, “Article 9”) for secured loan transactions also apply to outright sales of receivables, including “debtor,” “secured party,” and “security interest,” which applies to the buyer’s outright ownership interest. Thus, such terms, and other terms used in Article 9, will apply to this Agreement, and may be used in this Agreement or in connection with this Agreement and such use does not affect the nature of the outright sale of the Receivables by the Originators to the Company. Thus, under the Article 9 drafting convention, the outright sale of the Receivables may be described as a transaction by which the Originators have granted to the Company a security interest in, among other things, the Receivables. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables and Related Rights, including, without limitation, any Receivables constituting “accounts” or “general intangibles” (as defined in the UCC) hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then, it is the intent of such Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company, a security interest in, to and under, all of such Originator’s right, title and interest in and to the Receivables and the Related Rights transferred or purported to be transferred hereunder, whether now existing or hereafter created by such Originator.
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1 Purchase Report. On the Closing Date and (i) on the 20th day (or, in each case, if such day is not a Business Day, the following Business Day) of each Fiscal Month thereafter or (ii) if a Reporting Trigger has occurred and is continuing, on the third Business Day of each week (each such date, a “Purchase Report Date”), the Company shall cause the Servicer to deliver to the Company and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:
(a) the Purchase Price of all Receivables purchased by the Company from each Originator as of the Cut-Off Date (in the case of the Purchase Report to be delivered on the Closing Date);
(b) the Purchase Price of all Receivables purchased by the Company from each Originator during the Fiscal Month or week, as applicable, immediately preceding such Purchase Report Date (in the case of each subsequent Purchase Report); and
(c) the reductions of the Purchase Price payment for any Receivables as provided in Section 3.3(b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be (i) determined in accordance with the following formula and (ii) subject to the reductions as provided in Sections 3.3(a) and (b):

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date (or, for the Closing Date, on the Cut-off Date).

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date (or, for the Closing Date, on the Cut-Off Date).

FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate (calculated as of the last Business Day of the Fiscal Month or week, as applicable, preceding such Payment Date or, for the Closing Date, preceding the Cut-Off Date), and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last Business Day of the Fiscal Month or week, as applicable, preceding such Payment Date or, for the Closing Date, preceding the Cut-Off Date) and the denominator of which is 365.
ARTICLE III
PAYMENT OF PURCHASE PRICE
SECTION 3.1 Initial Purchase Price Payment.
(a) [Reserved].
(b) On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date partially in cash (in an amount to be agreed between the Company and such Originator and set forth in the initial Purchase Report) and partially by issuing a promissory note in the form of Exhibit B to such Originator in an amount to be agreed between the Company and such Originator and set forth in the initial Purchase Report (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Company Note”), by accepting a contribution to its capital (with respect to Receivables purchased by the Company from VWR) or by causing the LC Bank to issue one or more Letters of Credit on terms and subject to the conditions of this Article III and the Receivables Purchase Agreement, as more fully described below.

SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables generated by such Originator on such Payment Date:
(a) FIRST, in cash to the extent the Company has cash available therefor and such payment is not prohibited under the Receivables Purchase Agreement;
(b) SECOND, if such Originator has requested a Letter of Credit pursuant to Section 3.5, by the Company’s obtaining and delivering such Letter of Credit to the extent of the face amount of such Letter of Credit;
(c) THIRD, (i) to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Company Note shall, subject to subclause (ii) below, be automatically increased by an amount equal to such remaining Purchase Price in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price and (B) the maximum aggregate amount of borrowings that could be borrowed under the Company Notes without rendering Company’s Tangible Net Worth less than the Required Capital Amount; and (ii) to the extent any portion of the Purchase Price remains unpaid after the allocations in clauses (a) and (b) above, solely in the case of VWR as Originator, at such Originator’s election (in its sole discretion) by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.
The Servicer shall make all appropriate record keeping entries with respect to the Company Notes to reflect the foregoing payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Company Notes at any time. Each Originator hereby irrevocably authorizes the Servicer to mark the Company Notes “CANCELLED” and to return the Company Notes to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.
SECTION 3.3 Settlement as to Specific Receivables and Dilution.
(a) If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.9, 5.19 and 5.21 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of an Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.9, 5.19 and 5.21 is no longer true with respect to such Receivable, then the Purchase Price with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to such Originator.

(b) If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by any Originator or the Servicer or any setoff or dispute between such Originator or the Servicer and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of such Originator), or as a result of any tariff or other governmental or regulatory action, then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to such Originator as provided in clause (c) below.
(c) Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:
(i) to the extent of any outstanding principal amount under the Company Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to such Originator; and
(ii) after making any deduction pursuant to clause (i) above, shall be paid in cash to the Company by such Originator; provided, that at any time (y) when a Termination Event or an Unmatured Termination Event exists under the Receivables Purchase Agreement or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Company by deposit in immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.
SECTION 3.4 Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Company shall reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.
SECTION 3.5 Letters of Credit. (a) Upon the request of any Originator and in accordance with Section 3.1, and subject to the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Company agrees to cause the LC Bank to issue, on the Payment Dates specified by such Originator, Letters of Credit on behalf of the Company (and, if applicable, on behalf of, or for the account of, any Originator in favor of such beneficiaries as such Originator may elect). The aggregate face amount of the Letters of Credit being issued on any Payment Date shall constitute a credit against the aggregate Purchase Price otherwise payable by the Company on such Payment Date pursuant to Section 3.2. To the extent that the aggregate face amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Company on such Payment Date, such excess shall be deemed to be a reduction in the outstanding principal amount of (and, to the extent necessary, the accrued but unpaid interest on) the applicable Company Note. The aggregate face amount of Letters of Credit to be issued on any Payment Date cannot exceed the sum of the aggregate Purchase Price payable on such Payment Date plus the aggregate outstanding principal amount of and accrued but unpaid interest on the Company Notes on such Payment Date. In the event that any Letter of Credit issued (i) expires or is cancelled or otherwise terminated with all or any portion of its face amount undrawn, (ii) has its face amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Company’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to such Originator on the next Payment Date or, if the Company does not then have cash available therefor, shall be deemed to be added to the outstanding principal amount of the Company Note issued to such Originator. Under no circumstances shall any Originator (and no Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.
(b) In the event that an Originator requests a Letter of Credit hereunder, such Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank.
(c) Each Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and by the LC Bank’s interpretations of any Letter of Credit issued for the Company and by the LC Bank’s written regulations and customary practices relating to letters of credit.
(d) Each Originator appoints the Servicer as its agent (on which appointment the Company, the Purchaser Agents, the Administrator, the LC Bank, the LC Participants and the Purchasers may rely until such Originator provides contrary written notice to all of such Persons) to act on such Originator’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including requests for the issuance and extension of Letters of Credit and the allocation of the face amounts of Letters of Credit against the Purchase Price owed to particular Originators and against Company Notes issued to particular Originators. In the event that the Servicer requests a Letter of Credit hereunder, the Servicer shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and shall notify the relevant Originators, the Company and the Administrator of the allocations described in the preceding sentence. Such allocations shall be binding on the Company and each Originator, absent manifest error.

ARTICLE IV
CONDITIONS OF PURCHASES
SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Company and the Administrator (as the Company’s assignee) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance reasonably satisfactory to the Company and the Administrator (as the Company’s assignee):
(a) A copy of the resolutions of the board of directors or managers of each Originator approving the Transaction Documents to be executed and delivered by it and the transactions contemplated thereby, certified by the Secretary or Assistant Secretary of such Originator;
(b) Good standing certificates for each Originator issued as of a recent date reasonably acceptable to the Company and the Administrator (as the Company’s assignee) by the Secretary of State of the jurisdiction of such Originator’s organization and each jurisdiction where such Originator conducts a material portion of its business;
(c) A certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrator (as the Company’s assignee) may conclusively rely until such time as the Servicer, the Company and the Administrator (as the Company’s assignee) shall receive from such Person a revised certificate meeting the requirements of this clause (c));
(d) The certificate or articles of incorporation, certificate of formation or other organizational document of each Originator duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or limited liability company agreement of such Originator, each duly certified by the Secretary or an Assistant Secretary of such Originator;
(e) Forms of financing statements (Form UCC-1) that name each Originator as the debtor/seller and the Company as the buyer/assignor (and the Administrator, for the benefit of the Purchasers, as secured party/assignee) of the Receivables sold by such Originator as may be necessary or, in the Company’s or the Administrator’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and Related Rights (including, without limitation, Related Security) in which an ownership or security interest has been assigned to the Company hereunder;
(f) Written search results listing all effective financing statements that name the Originators as debtors or sellers and that are filed in each Originator’s jurisdiction of organization, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, on or prior to the Closing Date), shall cover any Receivable or any Related Rights which are to be sold or contributed to the Company hereunder), and tax and judgment lien search results showing no evidence of such liens filed against any Originator;

(g) A favorable opinion of Kirkland & Ellis LLP, counsel to the Originators, in form and substance reasonably satisfactory to the Company and the Administrator (as the Company’s assignee);
(h) A Company Note in favor of each Originator, duly executed by the Company;
(i) Evidence of the execution and delivery by each Originator and the Company of each of the other Transaction Documents to be executed and delivered in connection herewith; and
SECTION 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a material qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a material qualification and, in such case, such representation or warranty shall be true and correct as made) as of such earlier date).
SECTION 4.3 Additional Originators. (a) Additional Persons may be added as Originators hereunder, with the prior written consent of the Company, the Administrator and each Purchaser (such consent not to be unreasonably withheld or delayed); provided that the following conditions are satisfied on or before the date of such addition:
(i) the Servicer shall have given the Company, the Administrator and each Purchaser at least thirty (30) days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Company, the Administrator or any Purchaser may reasonably request;
(ii) such proposed additional Originator shall have executed and delivered to the Company, the Administrator and each Purchaser an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(iii) such proposed additional Originator shall have delivered to the Company and the Administrator (as the Company’s assignee) each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance reasonably satisfactory to the Company and the Administrator (as the Company’s assignee);
(iv) VWR shall have delivered a performance guaranty in favor of the Administrator regarding the performance of such additional Originator, in form and substance substantially in the form executed by VWR on the Closing Date; and

(v) no Purchase and Sale Termination Date shall have occurred and be continuing.
(b) Notwithstanding any other provision herein to the contrary (including, without limitation, Section 4.3(a)), the Company may designate any additional Person as an Originator hereunder as a “Restricted Originator”; provided that the following conditions are satisfied on or before the date of such addition:
(i) such proposed Restricted Originator shall have executed and delivered to the Company, the Administrator and each Purchaser an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(ii) such proposed Restricted Originator shall have delivered to the Company and the Administrator (as the Company’s assignee) each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance reasonably satisfactory to the Company and the Administrator (as the Company’s assignee);
(iii) VWR shall have delivered a performance guaranty in favor of the Administrator regarding the performance of such Restricted Originator, in form and substance substantially in the form executed by VWR on the Closing Date;
(iv) no Purchase and Sale Termination Date shall have occurred and be continuing; and
(v) the Receivables to be sold by such proposed Restricted Originator shall be subject to the limitations set forth in clause (q) of the definition of “Eligible Receivables.”
The Administrator may, by written notice to the Company, designate any such “Restricted Originator” as an “Originator” as if it had originally been added as an Originator pursuant to Section 4.3(a).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
In order to induce the Company to enter into this Agreement and to make purchases hereunder, each Originator hereby makes with respect to itself the representations and warranties set forth in this Article V. In addition, the Company makes the representations and warranties set forth in Section 5.16.
SECTION 5.1 Existence and Power. Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted unless the failure to have such power, authority, licenses, authorizations, consents or approvals would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2 Company and Governmental Authorization, Contravention. The execution, delivery and performance by such Originator of this Agreement and each other Transaction Document to which it is a party: (i) are within such Originator’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no authorization, approval or other action by or in respect of, and no notice to or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder, disclosures and filings under applicable securities laws, any authorizations, approvals or other actions made or obtained on or prior to the date hereof), any Governmental Authority or other Person, and (iv) do not (A) contravene, or constitute a default under, any provision of (1) applicable law or regulation, (2) the organizational documents of such Originator or (3) any material agreement, judgment, writ, injunction, order, award, decree or other instrument binding upon such Originator or its property except as would not be reasonably expected to result in a Material Adverse Effect or (B) result in the creation or imposition of any lien (other than liens in favor of the Company and the Administrator under the Transaction Documents) on assets of such Originator or any of its Subsidiaries. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Originator.
SECTION 5.3 Binding Effect of Agreement. This Agreement and each of the other Transaction Documents to which it is a party constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.
SECTION 5.4 Accuracy of Information. All written information (other than projections, forward looking statements, budgets, estimates and general market data) heretofore furnished by such Originator to the Company or the Administrator pursuant to or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator to the Company or the Administrator in writing pursuant to this Agreement or any other Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified (when taken as a whole and as modified or supplemented by other information provided or publicly available in periodic and other reports, proxy statements and other materials filed by such Originator or its Affiliates with the Securities and Exchange Commission) and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made not materially misleading (when taken as a whole and as modified or supplemented by other information provided or publicly available in periodic and other reports, proxy statements and other materials filed by such Originator or its Affiliates with the Securities and Exchange Commission).
SECTION 5.5 Actions, Suits or Proceedings. Except as set forth in Schedule II or as otherwise disclosed in its publicly available SEC filings, there are no actions, suits or proceedings pending or, to the best of such Originator’s knowledge, threatened against such Originator or its properties, in or before any court, arbitrator or governmental body, which are reasonably likely to be adversely determined and would reasonably be expected to have a Material Adverse Effect upon the ability of such Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

SECTION 5.6 No Material Adverse Effect, Unmatured Purchase and Sale Termination Event or Purchase and Sale Termination Event. Since June 30, 2011, there has been no Material Adverse Effect with respect to such Originator. No event has occurred and is continuing or would be reasonably likely to result from a sale or contribution of Receivables or the application of the proceeds therefrom, that constitutes an Unmatured Purchase and Sale Termination Event or a Purchase and Sale Termination Event.
SECTION 5.7 Names and Location. Except as described in Schedule V, such Originator has not used any corporate or company names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages of this Agreement. As of the date hereof, such Originator is “located” (as defined in the UCC) in the jurisdiction set forth on Schedule III hereto, and such location has not been changed for at least four months before the Closing Date. The offices where the Originator keeps all records concerning the Receivables are located at the addresses set forth on Schedule IV hereto or such other locations of which the Company and the Administrator (as the Company’s assignee) have been given written notice in accordance with the terms hereof.
SECTION 5.8 Bulk Sales, Margin Regulations, No Fraudulent Conveyance. No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law. The Originator is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations T, U and X, as issued by the Federal Reserve Board), and no funds obtained by the Originator hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
SECTION 5.9 Nature of Receivables. Each Receivable sold hereunder by such Originator and included in the calculation of Net Receivables Pool Balance as an Eligible Receivable is, on the date of such calculation, an Eligible Receivable.
SECTION 5.10 Credit and Collection Policy. Such Originator has complied in all material respects with its Credit and Collection Policy in regard to each Receivable sold or conveyed by it hereunder and the related Contract.
SECTION 5.11 Investment Company. Such Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 5.12 Compliance with Transaction Documents. Such Originator has complied in all material respects with all of the terms, covenants and agreements contained in this Agreement and the other Transaction Documents to which it is a party and that are applicable to it.

SECTION 5.13 Taxes. Such Originator has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid or has made adequate provision for payment of, all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than, in each case (a) any taxes or assessments that are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.14 Compliance with Applicable Laws. Such Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities except to the extent that the failure to comply could not be reasonably expected to have a Material Adverse Effect. In addition, no Receivable sold or conveyed hereunder contravenes any laws, rules or regulations applicable thereto or to such Originator except to the extent that such contravention would not be reasonably expected to have a Material Adverse Effect.
SECTION 5.15 Ordinary Course of Business. If (but only to the extent that) the conveyance of any property described herein is not characterized by a court or other governmental authority as a sale, each remittance of Collections by an Originator to the Company hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Company and (ii) made in the ordinary course of business or financial affairs of such Originator and the Company.
SECTION 5.16 Financial Condition.
(a) The balance sheets of the Parent and its consolidated Subsidiaries at June 30, 2011 and the related statements of income and retained income for the Fiscal Quarter then ended, copies of which have been made publicly available fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of such date and the results of operations of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.
(b) On the Closing Date, and on the date of each purchase hereunder (both before and after giving effect to such purchase or contribution), such Originator is Solvent.
SECTION 5.17 Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Purchasers and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from such Originator.

SECTION 5.18 Perfection. Immediately preceding its sale or conveyance of each Receivable hereunder, such Originator was the owner of such Receivable sold or purported to be sold, free and clear of any Adverse Claims (other than any Adverse Claims that will be released in connection with such sale and other than Permitted Liens), and each such sale hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims (other than Permitted Liens). On or before the Closing Date and before the generation by such Originator of any new Receivable to be sold or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect the Company’s ownership interest in such Receivable will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
SECTION 5.19 Creation of Receivables. Such Originator has complied in all material respects with its Credit and Collection Policy in the creation of the Receivables sold or otherwise transferred hereunder.
SECTION 5.20 Good Title. Upon the sale or conveyance of each new Receivable sold or otherwise conveyed or purported to be conveyed hereunder by such Originator, the Company shall have a valid and perfected first priority ownership interest in each Receivable sold or contributed to it hereunder by such Originator, free and clear of any Adverse Claim (subject to any Permitted Liens and any liens created or otherwise permitted by the Transaction Documents).
SECTION 5.21 Enforceability of Contracts. Each Contract related to any Receivable sold or contributed by such Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable, enforceable against the Obligor in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract (other than warranties and other obligations that survive the delivery of the related property).
SECTION 5.22 Reaffirmation of Representations and Warranties by each Originator. On each day that a new Receivable is created, and when sold or contributed to the Company hereunder, such Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1 Affirmative Covenants. At all times from the date hereof until the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding and an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account or all Letters of Credit have expired or been cancelled, and (iii) the date all amounts owed by the Seller under the Receivables Purchase Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full (other than indemnities and reimbursements that expressly survive the termination of the Receivables Purchase Agreement), each Originator will, unless the Administrator and the Company shall otherwise consent in writing, perform the following:
(a) Conduct Business. Such Originator will carry on and conduct its business in substantially the same manner in substantially the same fields of enterprise as it is presently conducted and will do all things reasonably necessary to remain duly organized, validly existing and in good standing as an entity in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.
(b) Compliance with Laws. Such Originator will comply with all laws, rules, regulations, order, writs, judgments, injunctions, decrees or awards to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(c) Furnishing of Information and Inspection of Records. Such Originator will furnish to the Company and the Administrator from time to time such information with respect to the Receivables as such Person may reasonably request (other than (i) information restricted by a customary third party confidentiality agreement and (ii) other information (x) in respect of which disclosure to the Administrator, the Company or any Purchaser (or their respective representatives or contractors)) is prohibited by applicable law or (y) that is subject to attorney client or similar privilege or constitutes attorney work-product). Such Originator will, at such Originator’s expense, at any time during regular business hours with reasonable prior written notice from the Company or the Administrator (i) permit the Company or the Administrator, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables and Related Rights and (B) to visit the offices and properties of such Originator for the purpose of examining such books and records, and to discuss matters relating to the Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers or employees of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters (each such visit, an “Originator Review”); provided, that so long as no Termination Event or Purchase and Sale Termination Event (other than a Purchase and Sale Termination Event occurring solely as a result of the occurrence of an event described in clause (a), (c), (d) or (e) of the definition of Facility Termination Date) has occurred and is continuing, such examinations and visits shall not exceed one (1) per year (without duplication with respect to audits of the Company under the Receivables Purchase Agreement), and

(ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at such Originator’s expense, upon reasonable prior written notice from the Company or the Administrator, permit certified public accountants or other auditors reasonably acceptable to the Administrator to conduct a review of its books and records with respect to the Receivables; provided, that so long as no Termination Event or Purchase and Sale Termination Event (other than a Purchase and Sale Termination Event occurring solely as a result of the occurrence of an event described in clause (a), (c), (d) or (e) of the definition of Facility Termination Date) has occurred and is continuing, such Originator shall be required to reimburse the Company and/or the Administrator for only one (1) such audit per year. For the avoidance of doubt, the Administrator may require examinations and audits in addition to the examinations and audits specified in clause (i) and clause (ii) above in accordance with the terms of such clauses, but the expense of any such additional examination or audit shall be borne by the Administrator and not the Originator.
(d) Keeping of Records and Books. Such Originator will maintain, implement and keep (i) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts if originals are destroyed) and (ii) all documents, books, records, computer tapes, disks and other information reasonably necessary or advisable for collection of the Receivables originated by such Originator (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable). Such Originator will give the Company and the Administrator prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures of such Originator as of the Closing Date.
(e) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. Such Originator shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under all Contracts related to the Receivables and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.
(f) [Reserved].
(g) Location and Location of Records. Such Originator will remain “located” (as defined in the UCC) at the location referred to in Schedule III, and the offices where it keeps its records concerning or related to Receivables at the address(es) referred to in Schedule IV, or, upon thirty (30) days’ prior written notice to the Company and the Administrator (as the Company’s assignee), at such other locations or addresses where all actions required by Section 7.3 shall have been taken and completed.
(h) Post Office Boxes. On or prior to the date hereof, deliver to the Servicer (on behalf of the Company) a certificate from an authorized officer of such Originator to the effect that (i) the names of the renter of all post office boxes into which such Originator has or will direct Obligors to send Collections have been changed to the name of the Company (unless such post office boxes are in the name of the relevant Lock-Box Banks) and (ii) all relevant postmasters have been notified that each of the Servicer and the Administrator are authorized to collect mail delivered to such post office boxes (unless such post office boxes are in the name of the relevant Lock-Box Banks).

(i) Additional Originators. If such Originator was added as a Restricted Originator hereunder pursuant to Section 4.3(b), the eligibility criteria set forth in clause (q) of the definition of Eligible Receivable shall apply to the Receivables of such Originator.
(j) Report Legends. On and after the earlier to occur of (i) June 30, 2012, and (ii) the date on which such Originator has completed the conversion of its electronic receivable processing systems to the SAP platform, each Originator shall take all steps reasonably necessary to ensure that there shall be placed on summary master data processing reports the following legend (or the substantive equivalent thereof): “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO VWR RECEIVABLES FUNDING, LLC PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF NOVEMBER 4, 2011, AMONG THE ORIGINATORS NAMED THEREIN AND VWR RECEIVABLES FUNDING, LLC; AND AN INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN GRANTED TO PNC BANK, NATIONAL ASSOCIATION, FOR THE BENEFIT OF THE PURCHASERS UNDER THE RECEIVABLES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 4, 2011, AMONG VWR RECEIVABLES FUNDING, LLC, VWR INTERNATIONAL, LLC, AS SERVICER, THE VARIOUS PURCHASERS AND PURCHASING AGENTS FROM TIME TO TIME PARTY THERETO AND PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATOR AND LC BANK.”
SECTION 6.2 Reporting Requirements. At all times from the date hereof until the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding and an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account or all Letters of Credit have expired or been cancelled, and (iii) the date all amounts owed by the Seller under the Receivables Purchase Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full (other than indemnities and reimbursements that expressly survive the termination of the Receivables Purchase Agreement), each Originator will, unless the Company and the Administrator shall otherwise consent in writing, furnish to the Company and the Administrator:
(a) Purchase and Sale Termination Events. As soon as reasonably possible, and in any event within three (3) Business Days after an Originator becomes aware of the occurrence of a Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, a written statement of an appropriate responsible officer of such Originator describing such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the action that such Originator proposes to take with respect thereto, in each case in reasonable detail;
(b) Proceedings. As soon as reasonably possible and in any event within three (3) Business Days after such Originator becomes aware thereof, written notice of litigation, investigation or proceeding of the type described in Section 5.5 not previously disclosed to the Company and the Administrator which is reasonably likely to be adversely determined and could reasonably be expected to have a Material Adverse Effect; and

(c) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Originator as the Company or the Administrator may from time to time reasonably request in order to protect the interests of the Company, the Purchasers, or the Administrator under or as contemplated by the Transaction Documents (other than (i) information restricted by a customary third party confidentiality agreement and (ii) other information (x) in respect of which disclosure to the Administrator, the Company or any Purchaser (or their respective representatives or contractors) is prohibited by applicable law or (y) that is subject to attorney client or similar privilege or constitutes attorney work-product).
SECTION 6.3 Negative Covenants. At all times from the date hereof until the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding and an amount equal to 100% of the LC Participation Amount has been deposited in the LC Collateral Account or all Letters of Credit have expired or been cancelled, and (iii) the date all amounts owed by the Seller under the Receivables Purchase Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full (other than indemnities and reimbursements that expressly survive the termination of the Receivables Purchase Agreement), each Originator agrees that, unless the Company and the Administrator shall otherwise consent in writing, it shall not:
(a) Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitations the filing of any financing statement) or with respect to, any Receivable sold, or otherwise conveyed or purported to be sold, or otherwise conveyed hereunder or the related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof (other than Permitted Liens and claims created by the Transaction Documents).
(b) Extension or Amendment of Receivables. Except as otherwise permitted of the Servicer in Section 4.2(a) of the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it that is sold, or otherwise conveyed hereunder, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto other than in accordance with its Credit and Collection Policy.
(c) Change in Business or Credit and Collection Policy. (i) Make any material change in the character of its business, which change would materially and adversely impair the collectability of the Receivables, taken as a whole, or (ii) make any change in its Credit and Collection Policy that could reasonably be expected to materially and adversely affect the collectability of the Receivables, taken as a whole, the credit quality of the Receivables, taken as a whole, the enforceability of the related Contracts, taken as a whole, or its ability to perform its obligations under the Contracts, taken as a whole, or the Transaction Documents, in the case of either clause (i) or (ii) above, without the prior written consent of the Company and the Administrator.

(d) Receivables Not to be Evidenced by Promissory Notes or Chattel Paper. Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable generated by it that is sold or contributed by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the UCC).
(e) Mergers, Acquisitions, Sales, etc. (i) Be a party to any merger, consolidation or other restructuring, except (1)(X) a merger of a Subsidiary or other Person into the Originator or a wholly-owned Subsidiary of the Originator (provided that in any merger involving the Originator, the Originator is the surviving entity), or (Y) a Person into VWR (provided that VWR is the surviving entity and that such merger shall not have a Material Adverse Effect), or (2) a merger, consolidation or other restructuring where the Company and the Administrator have each (A) received thirty (30) days’ prior notice thereof, (B) consented in writing thereto, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company and the Administrator shall reasonably request, and (D) been satisfied that all other action to perfect and protect the interests of the Company and the Administrator, on behalf of the Purchasers, in and to the Receivables to be contributed or sold by such Originator hereunder and other Related Rights, as reasonably requested by the Company and the Administrator shall have been taken by, and at the expense of such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).
(f) Lock-Box Banks. Make any changes in its instructions, as described in Section 7.2(a), to Obligors regarding Collections on Receivables sold, or otherwise conveyed by it hereunder or add or terminate any bank as a Lock-Box Bank unless the requirements of Section 1(f) of Exhibit IV to the Receivables Purchase Agreement have been met.
(g) Accounting for Purchases. Account for or treat (whether in financial statements or otherwise, but other than with respect to tax returns, to the extent required by applicable tax laws) the transactions contemplated hereby in any manner other than as sales or contributions of the Receivables and Related Rights by such Originator to the Company except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

SECTION 6.4 Substantive Consolidation. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator or its Affiliates, and is not a division of such Originator or its Affiliates. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:
(a) such Originator shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities;
(b) the financial statements and books and records of such Originator shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; provided, that the Company’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Company; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Company’s assets are not available to satisfy the obligations of such Affiliate;
(c) except as contemplated hereby or permitted by the Receivables Purchase Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Company and (ii) the Company’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of any Originator;
(d) such Originator shall not act as an agent for the Company, other than VWR in its capacity as the Servicer, and in connection therewith, VWR shall present itself to the public as an agent for the Company and a legal entity separate from the Company;
(e) such Originator shall not conduct any of the business of the Company in its own name;
(f) such Originator shall not pay any liabilities of the Company out of its own funds or assets;
(g) except as contemplated by the Transaction Documents, such Originator shall maintain an arm’s-length relationship with the Company;
(h) such Originator shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;
(i) such Originator shall not acquire obligations of the Company (other than the Company Notes);

(j) such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;
(k) such Originator shall identify and hold itself out as a separate and distinct entity from the Company;
(l) such Originator shall correct any known misunderstanding respecting its separate identity from the Company;
(m) such Originator shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which could be obtained in a comparable arm’s-length transaction with an unrelated third party; and
(n) such Originator shall not pay the salaries of the Company’s employees, if any.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1 Rights of the Company. Each Originator hereby authorizes the Company and the Servicer to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.
SECTION 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:
(a) Collection Procedures. Each Originator agrees to direct its respective Obligors to make payments of Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder directly to a post office box related to the relevant Lock-Box Account at a Lock-Box Bank or directly to a Lock-Box Account. Each Originator further agrees to transfer any Collections of Receivables sold or conveyed by it hereunder that it receives directly to a Lock-Box Account within two (2) Business Days of identification thereof, and agrees that all such Collections shall be deemed to be received in trust for the Company and the Administrator (for the benefit of the Purchasers).
(b) Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c) None of the Company, the Servicer, the Purchasers, or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Purchasers, or the Administrator be obligated to perform any of the obligations of any Originator thereunder.
(d) Each Originator hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event (other than a Purchase and Sale Termination Event occurring solely as a result of the occurrence of an event described in clause (a), (c), (d) or (e) of the definition of Facility Termination Date) to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any Receivable or Related Rights sold or otherwise conveyed or purported to be conveyed by it hereunder.
SECTION 7.3 Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer or the Administrator may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Company or the Administrator, such Originator will:
(a) execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and
(b) on the Closing Date and from time to time thereafter, mark the summary master data processing reports that evidence or list such Receivables and related Contracts with the legend set forth in Section 4.1(j).
Each Originator hereby authorizes the Company or its designee or assignee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables and Related Rights sold, or otherwise conveyed or purported to be conveyed by it hereunder, whether now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee or assignee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee or assignee (including, without limitation, the Administrator) incurred in connection therewith shall be payable by such Originator.
SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (applied in order from the oldest outstanding Receivable to the newest outstanding Receivable) before being applied to any other indebtedness of such Obligor.

SECTION 7.5 Post-Closing Lock-Boxes. Notwithstanding anything to the contrary herein or in the Purchase Agreement, with respect to any Pool Receivables the Originator thereof is AMRESCO, LLC or BioExpress, LLC, amounts receivable from Obligors of such Pool Receivables may be directed and paid into one or more lock-boxes or other deposit accounts held in the name of AMRESCO, LLC or BioExpress, LLC, as applicable (each, an “Originator Account”) (it being understood that (1) such Person shall agree to hold any funds on deposit in such Originator Account in trust for the benefit of the Seller and its assigns, (2) any funds received in such Originator Account shall be required to be remitted to a Lock-Box Account in the name of the Seller promptly following the establishment of such Lock-Box Account with respect to such Originator, and (3) such funds shall be applied pursuant to this Agreement and the Sale Agreement as if such funds were remitted to a Lock-Box Account) and, in each case, subject to the conditions that (i) the Seller or such Originator shall have established a Lock-Box Account with respect to such Originator in the name of the Seller no later than 90 days from the Closing Date, (ii) the Seller shall have entered into and delivered to the Administrator, no later than 90 days from the Closing Date, executed counterparts of the Lock-Box Agreements with the Lock-Box Banks holding or maintaining the Lock-Box Accounts to which payments on such Pool Receivables with respect to such Originator are remitted and (iii) at all times prior to the establishment of such Lock-Box Accounts with respect to such Originator and such delivery of such Lock-Box Agreements, the aggregate Outstanding Balance of all such Pool Receivables shall not exceed 5% of the aggregate Outstanding Balance of all Pool Receivables, the representations, warranties, covenants and other agreements of the applicable Originator with respect to the deposit of such funds and the related Originator Account shall not apply.
ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS
SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:
(a) The Facility Termination Date shall have occurred; or
(b) Any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days after the earlier of such Originator’s actual knowledge or notice thereof; or
(c) Any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, except as otherwise provided herein, such inaccuracy shall, solely to the extent capable of cure, remain unremedied for ten (10) days after the earlier of such Originator’s actual knowledge or notice thereof; or

(d) Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party in any material respect (unless such term, covenant or agreement contains a material qualification, and, in such case, the failure to perform or observe such term, covenant or agreement shall be subject to the standard set forth in such term, covenant or agreement) and, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, remain unremedied for ten (10) days after the earlier of such Originator’s actual knowledge or notice thereof.
SECTION 8.2 Remedies.
(a) Optional Termination. Upon the occurrence of a Purchase and Sale Termination Event, the Company shall have the option, by notice to the Originators (with a copy to the Administrator), to declare the Purchase Facility as terminated.
(b) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1 Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone, and VWR, jointly and severally with each Originator, hereby agrees to indemnify and hold harmless, on an after-tax basis, the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith within five (5) Business Days following demand, from and against any and all damages, losses, claims, judgments, liabilities, penalties, Taxes, reasonable costs and expenses, (including Attorney Costs) (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom, excluding, only Purchase and Sale Indemnified Amounts to the extent, (i) a final judgment of a court of competent jurisdiction holds that such Purchase and Sale Indemnified Amounts resulted from a breach of law, breach of this Agreement, bad faith, negligence or willful misconduct of the Purchase and Sale Indemnified Party seeking indemnification, (ii) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to any Originator, for uncollectible Receivables or (iii) such Purchase and Sale Indemnified Amounts include Taxes imposed or based on, or measured by, the gross or net income or receipts of such Purchase and Sale

Indemnified Party by the jurisdiction under the laws of which such Purchase and Sale Indemnified Party is organized (or any political subdivision thereof); provided, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of any Purchase and Sale Indemnified Party to such Originator for any amounts otherwise specifically provided to be paid by such Originator hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (i), (ii) and (iii) of the previous sentence, each Originator, severally for itself alone, and VWR, jointly and severally with each Originator, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:
(a) the failure of any Receivable sold by such Originator included in the calculation of Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in any Information Package or Weekly Report furnished by such Originator, as applicable, to be true and correct, or the failure of any other information provided by such Originator Company with respect to the Receivables or this Agreement to be true and correct;
(b) the transfer by such Originator of an interest in any Receivable to any Person other than the Company;
(c) the failure of any representation, warranty or statement made or deemed made by such Originator (or any employee, officer or agent or such Originator) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by such Originator pursuant hereto or thereto, to have been true and correct as of the date made or deemed made in all respects;
(d) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable generated by such Originator sold or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;
(e) the failure by such Originator to vest and maintain vested in the Company an ownership interest in the Receivables generated by such Originator sold or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim (other than Permitted Liens);
(f) any commingling of funds to which the Company, the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
(g) the failure to have filed, or any delay in filing, by such Originator financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or contribution or at any subsequent time;

(h) any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to any such Receivable or the furnishing of or failure to furnish such goods or services or relating to collection activities (if such collection activities were performed by such Originator or by any agent or independent contractor retained by such Originator) with respect to such Receivable;
(i) any failure of such Originator to perform its duties and obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;
(j) any action taken by the Company or the Administrator or an attorney-in-fact for such Originator pursuant to this Agreement or any other Transaction Document;
(k) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; and
(l) any Tax or governmental fee or charge (other than any Tax excluded pursuant to clause (iii) in the proviso to the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Security connected with any such Receivables.
If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each Originator, severally and for itself alone, and VWR, jointly and severally with each Originator, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.
ARTICLE X
MISCELLANEOUS
SECTION 10.1 Amendments, etc.
(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and the Originators, with the prior written consent of the Administrator.

(b) No failure or delay on the part of the Company, the Servicer, any Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be delivered or sent by facsimile, email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator at its address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Company to or for the credit or the account of such Originator.
SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company and the Administrator except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OR LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, and VWR, jointly and severally with each Originator, agrees to pay within five (5) Business Days following demand:
(a) to the Company (and any successor and permitted assigns thereof) all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and
(b) all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.
SECTION 10.7 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
SECTION 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrator (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and such Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Purchasers and the Administrator are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which such Originator is a party.

SECTION 10.12 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as any obligations of the Company pursuant to the Receivables Purchase Agreement or any other Transaction Document remains outstanding and for at least one year and one day following the day on which such obligations are paid in full. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of any Company Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.
SECTION 10.13 Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Company. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.
SECTION 10.14 Severability. If any provision of this Agreement is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VWR RECEIVABLES FUNDING, LLC

By:	/s/ James M. Kalinovich

	Name:	James M. Kalinovich

	Title:	Vice President

Address:	VWR Receivables Funding, LLC
Radnor Corporate Center
Building One, Suite 200
P.O. Box 6660
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention: Mahaveer Jain
Telephone: 610-386-1652
Facsimile: 474-881-5638
Email: mahaveer_jain@vwr.com
Purchase and Sale Agreement
(VWR Receivables Funding, LLC)

VWR INTERNATIONAL, LLC, as an Originator

By:	/s/ James M. Kalinovich

	Name:	James M. Kalinovich

	Title:	Vice President and Corporate Treasurer

Address:	VWR International, LLC
Radnor Corporate Center
Building One, Suite 200
P.O. Box 6660
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention: Mahaveer Jain
Telephone: 610-386-1652
Facsimile: 474-881-5638
Email: mahaveer_jain@vwr.com

AMRESCO, LLC,
as an Originator

By:	/s/ James M. Kalinovich

	Name:	James M. Kalinovich

	Title:	Vice President

Address:	AMRESCO, LLC
Radnor Corporate Center
Building One, Suite 200
P.O. Box 6660
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention: Mahaveer Jain
Telephone: 610-386-1652
Facsimile: 474-881-5638
Email: mahaveer_jain@vwr.com
Purchase and Sale Agreement
(VWR Receivables Funding, LLC)

BIOEXPRESS, LLC, as an Originator

By:	/s/ James M. Kalinovich

	Name:	James M. Kalinovich

	Title:	Vice President

Address:	BioExpress, LLC
Radnor Corporate Center
Building One, Suite 200
P.O. Box 6660
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention: Mahaveer Jain
Telephone: 610-386-1652
Facsimile: 474-881-5638
Email: mahaveer_jain@vwr.com

VWR EDUCATION, LLC, as an Originator

By:	/s/ James M. Kalinovich

	Name:	James M. Kalinovich

	Title:	Vice President

Address:	VWR Education, LLC
Radnor Corporate Center
Building One, Suite 200
P.O. Box 6660
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention: Mahaveer Jain
Telephone: 610-386-1652
Facsimile: 474-881-5638
Email: mahaveer_jain@vwr.com
Purchase and Sale Agreement
(VWR Receivables Funding, LLC)

Schedule I
LIST OF ORIGINATORS
VWR International, LLC
AMRESCO, LLC
BioExpress, LLC
VWR Education, LLC

Schedule I-1

Schedule II
ACTIONS AND PROCEEDINGS
NONE.

Schedule II-1

Schedule III
STATE OF ORGANIZATION OF THE ORIGINATORS

Originator	State of Organization

VWR International, LLC	Delaware

AMRESCO, LLC	Ohio

BioExpress, LLC	Utah

VWR Education, LLC	Delaware

Schedule III-1

Schedule IV
LOCATION OF BOOKS AND RECORDS OF THE ORIGINATORS

Originator	Location of Books and Records

VWR International, LLC	100 Matsonford Road Building One, Suite 200 Radnor, PA 19087

AMRESCO, LLC	6681 Cochran Road Solon, OH 44139

BioExpress, LLC	100 Matsonford Road Building One, Suite 200 Radnor, PA 19087

VWR Education, LLC	100 Matsonford Road Building One, Suite 200 Radnor, PA 19087

Schedule IV-1

Schedule V
TRADE NAMES

Legal Name	Trade Names

VWR International, LLC	VWR International, LLC
VWR International, Inc.	VWR International, Inc.
VWR International
Cenco Physics
Sargent Welch

AMRESCO, LLC	AMRESCO, LLC
AMRESCO Inc.	AMRESCO Inc.
AMRESCO

BioExpress, LLC	BioExpress, LLC
BioExpress Corp.	BioExpress Corp.
Intermountain Scientific, Inc.	Intermountain Scientific, Inc.
BioExpress
GeneMate

VWR Education, LLC	VWR Education, LLC
Science Kit, Inc.	Science Kit, Inc.
Science Kit, LLC	Science Kit, LLC
Sargent Welch, LLC	Sargent Welch, LLC
Ward’s Natural Science	Ward’s Natural Science Establishment, LLC
Establishment, LLC	Ward’s Natural Science Establishment, Inc.
Ward’s Natural Science	VWR Education
Establishment, Inc.	Science Kit
Science Kit & Boreal Laboratories
Scientifics
SK Elementary
SKmath
SKeducation
SKreading
SKscience
Boreal Laboratories
Cenco Physics
Edmund Scientific
Sargent Welch
Ward’s
Ward’s Natural Science Establishment
X-treme Geek

Schedule V-1

Exhibit A
FORM OF PURCHASE REPORT

Originator:	[ ]
Company:	[ ]

Purchase Report Date:

1.	Outstanding Balance of Receivables Purchased:	$

2.	Fair Market Value Discount:

1/{1 + [Prime Rate x Days’ Sales Outstanding]}
365

Where:

Prime Rate =

Days’ Sales Outstanding =

3.	Purchase Price (1 x 2) = $

4.	Reductions in the Purchase Price = $

5.	Net Purchase Price (3-4) = $

Exhibit A-1

Exhibit B
FORM OF COMPANY NOTE
New York, New York
November 4, 2011
FOR VALUE RECEIVED, the undersigned, VWR Receivables Funding, LLC, a Delaware limited liability company (the “Company”), promises to pay to [                    ], a [                    ] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.
1. Purchase and Sale Agreement. This Company Note is the Company Note described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of November 4, 2011 (as the same may be amended, supplemented, restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), between the Company and the Originators named therein. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.
2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:
“Applicable Margin” for any Interest Period shall mean the weighted average Yield Protection Fee (as used in clause (b) of the definition of “Discount” in the Receivables Purchase Agreement) for the Purchasers for such Interest Period as if each Purchaser was calculating “Discount” for all of its Capital pursuant to such clause (b) during such Interest Period.
“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.
“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.
“Interest Period” means the period from and including a Settlement Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Settlement Date.
“Screen Rate” means, for any Interest Period, the rate for thirty day commercial paper denominated in Dollars reported by Bloomberg Finance, L.P. and shown on US0001M Screen (or such other screen as may replace that screen on that service for the purpose of displaying Dollar commercial paper rates) at approximately 9:00 a.m., New York City time, on the first day of such Interest Period.

Exhibit B-1

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchased Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7 or 6.4 of the Receivables Purchase Agreement, (iv) the Capital and (v) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.
“Senior Interest Holders” means, collectively, the Purchasers, the Administrator and the Indemnified Parties and Affected Persons.
“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.
3. Interest. Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note as follows:
(a) Prior to the Final Maturity Date, the principal amount of this Company Note from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Screen Rate for such Interest Period, as determined by the Servicer, plus the Applicable Margin for such Interest Period; and
(b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire principal amount of this Company Note is fully paid, the principal amount of this Company Note from time to time outstanding shall bear interest at a rate per annum equal to the rate of interest publicly announced from time to time by PNC Bank, National Association, as its “base rate”, “reference rate” or other comparable rate, as determined by the Servicer.
4. Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Settlement Date at the time of such principal payment.
5. Basis of Computation. Interest accrued hereunder that is computed by reference to the Screen Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Company Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as applicable.

Exhibit B-2

6. Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:
(a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement; and
(b) The entire principal amount of this Company Note shall be paid on the Final Maturity Date.
Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.
7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful currency of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.
8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.
9. Subordination Provisions. The Company covenants and agrees, and the Originator and any other holder of this Company Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:
(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 1(m) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;
(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Company Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Company Note to which the Holder would be entitled except for this clause (b) shall be made directly to the

Exhibit B-3

Administrator (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrator (acting on behalf of the Purchasers), in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;
(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith. The Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrator in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrator (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;
(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(m) of Exhibit IV to the Receivables Purchase Agreement;

Exhibit B-4

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and the Holder, the Company’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Company (other than the Senior Interest Holders);
(f) The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Company Note or any rights in respect hereof or (ii) convert this Company Note into an equity interest in the Company, unless the Holder shall, in either case, have received the prior written consent of the Administrator;
(g) The Holder shall not, without the prior written consent of the Administrator and Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;
(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;
(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;
(j) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

Exhibit B-5

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and
(l) These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.
10. General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
11. Maximum Interest. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise by payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been

Exhibit B-6

outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.
12. This Company Note shall be subject to the borrowing limitations set forth in Section 3.2 of the Purchase and Sale Agreement.
13. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK).
14. Captions. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.
15. Third Party Beneficiary. The Company agrees that the Administrator, for the benefit of the Senior Interest Holders, is a third party beneficiary of this Company Note.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit B-7

IN WITNESS WHEREOF, the Company has caused this Company Note to be executed as of the date first written above.

VWR RECEIVABLES FUNDING, LLC

By:

Name:

Title:

Exhibit B-8

Exhibit C
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of                     , 20      (this “Agreement”) is executed by                     , a [corporation][limited liability company] organized under the laws of                      (the “Additional Originator”), with its principal place of business located at                     .
BACKGROUND:
A. VWR Receivables Funding, LLC, a Delaware limited liability company (the “Company”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of November 4, 2011 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).
B. The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:
SECTION 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement).
SECTION 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

Exhibit C-1

SECTION 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its location (as defined in the UCC) is [                    ], and the offices where the Additional Originator keeps all of its records and Related Security are as follows:

SECTION 4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. This Agreement is executed by the Additional Originator for the benefit of the Company, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.
[Signature Pages Follow]

Exhibit C-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:

Name:

Title:

[Consented to:

VWR RECEIVABLES FUNDING, LLC

By:

Name:

Title:

Acknowledged by:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:

Name:

Title:

[PURCHASERS]

By:

Name:

Title:	]

Exhibit C-3